Filed Pursuant To Rule 433

Registration No. 333-275079

February 1, 2024

Sponsored by Grayscale Investments

Bitcoin investing begins with GBTC

Looking for the premier Bitcoin ETF? Look for Grayscale Bitcoin Trust ETF (Ticker: GBTC). GBTC is the world’s largest bitcoin ETF* and is managed by Grayscale, a crypto-specialist asset manager with 10 years of experience operating crypto investment funds. Find GBTC in your brokerage account. Learn more.

*Based on AUM as of 1.11.24.

Filed Pursuant To Rule 433

Registration No. 333-275079

February 1, 2024

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent for the Trust.

An investment in the Trust involves risks, including possible loss of principal. The Trust holds Bitcoin; however, an investment in the Trust is not a direct investment in Bitcoin. Extreme volatility of trading prices that many digital assets, including Bitcoin, have experienced in recent periods and may continue to experience, could have a material adverse effect on the value of GBTC and the shares could lose all or substantially all of their value.

e more than shares invested in a broader range of industries. Extreme volatility, regulatory changes, and exposure to digital asset exchanges may impact the value of Bitcoin, and consequently the value of the Trust.